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                                            Registration Statement No. 333-51853
                                                Filed Pursuant to Rule 424(b)(3)





                      UNAPIX ENTERTAINMENT, INC.

                         SUPPLEMENT NO. 2
                        DATED MARCH 2, 2000
                                TO
                    PROSPECTUS DATED MAY 5, 1998


     Terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Prospectus, dated May 5, 1998.

     Forest Fulcrum Fund, L.P. has transferred 85,689 shares of common stock covered by this Prospectus to Forest Global Convertible Fund.

     As a result of such transfer, the information set forth in the Prospectus regarding such entities is hereby amended in its entirety by the information set forth below:


                                            Number of        Percent
                 Common Stock                 Shares        of Shares
                 Beneficially     Shares   Beneficially    Beneficially
               Owned Prior to that may Owned After Owned After the Offering(1) be Offered the Offering(1) the Offering
                -------------   ----------  -------------   -----------
Forest Fulcrum
Fund, L.P.(2)       74,777        74,777          -              -

Forest Global
Convertible Fund
Series A-5 (2)     310,131       310,131                         -


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1. The amount and percentage of shares of Common Stock beneficially owned are reported on the basis of regulations of the Commission governing the Securities and Exchange Commission, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power", which includes the power to vote or to direct the voting of such security, or "investment power", which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days.

2. These entities are each managed by Forest Investment Management, L.P.